Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of (1) our report dated February 17, 2006 relating to the financial statements and financial statement schedule of Cinergy Corp. (which report expresses an unqualified opinion on Cinergy Corp.’s consolidated financial statements and financial statement schedule and includes an explanatory paragraph referring to Cinergy Corp.’s adoption of Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” effective December 31, 2005, Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations” effective January 1, 2003, Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities” effective July 1, 2003 and the fair value recognition provisions of SFAS No. 123 “Accounting for Stock-Based Compensation” effective January 1, 2003), appearing in the Annual Report on Form 10-K of Cinergy Corp. for the year ended December 31, 2005 and (2) our report dated February 17, 2006 relating to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cinergy Corp. for the year ended December 31, 2005. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

March 31, 2006